Exhibit 99.2

745 Seventh Avenue
New York, NY 10019
United States

December 12, 2018

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated November 7, 2018, to the Special Committee of the Board of Directors of Owens Realty Mortgage, Inc. (the “Company”), as an Annex to the joint proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of the Company and Ready Capital Corporation (“Ready Capital”), as filed by the Company and Ready Capital on December 12, 2018 (the “Registration Statement”), relating to the proposed merger between the Company and Ready Capital and (ii) the references in the Registration Statement to such opinion and our firm under the headings “Summary—Opinion of the ORM Special Committee’s Financial Advisor,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the ORM Board and its Reasons for the Merger,” “The Merger—Opinion of the ORM Special Committee’s Financial Advisor” and “The Merger—Certain ORM Unaudited Prospective Financial Information.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Barclays Capital Inc.
BARCLAYS CAPITAL INC.